       1                                           Exhibit 5




                                   October 3, 1995




  AT&T Corp.
  32 Avenue of the Americas
  New York, NY  10022

  Dear Sirs:

     I am familiar with the Registration Statement on Form S-8 of AT&T Corp. (the "Company") which the Company proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering up to 2,739,481 common shares (par value $1 per share) of the Company ("the Shares") which may be offered and sold by the Company upon the exercise of stock options granted under the Amended and Restated 1969 Stock Option Plan of LIN Broadcasting Corporation (the "Plan"). The Shares are being offered as a result of a merger (the "Merger) of a wholly-owned subsidiary of AT&T Wireless Services, Inc. ("AT&T Wireless") into LIN Broadcasting Corporation a Delaware corporation ("LIN"), in accordance with the terms of an Agreement and Plan of Merger dated April 28, 1995, as amended and restated June 30, 1995, among LIN, AT&T Wireless, and two subsidiaries of AT&T Wireless (the "Merger Agreement"). Pursuant to the Merger, each outstanding option issued pursuant to the Plan will no longer be exercisable for shares of LIN common stock, but instead, will constitute an option to acquire, on the same terms and conditions as were applicable under such option, Shares in lieu of shares of LIN Common Stock, in numbers and with exercise prices as provided in the Merger Agreement. The Shares issued under the Plan may be authorized and unissued shares or treasury shares.

     I am of the opinion that:

  1. the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York;
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  2. the offer and sale of the Shares upon the exercise of
  stock options granted under the Plan have been duly authorized by the Company;

  3. when offered and sold in accordance with the Merger
  Agreement and the resolutions of the Board of Directors of the Company relating to the offer and sale of Shares thereunder, Shares which are newly issued will be duly authorized, and, upon the exercise of options granted under the Plan, will be legally issued, fully paid and non-assessable;

     In giving the foregoing opinion I have relied on an opinion dated today of H. John Hokenson, General Attorney,
  AT&T Corp.

     I hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement referred to above.

                              Very truly yours,




                              Marilyn J. Wasser
                              Vice President - Law
                                and Secretary